UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 5, 2004 (March 2, 2004)

Date of Report (Date of earliest event reported)

COTELLIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27412	94-3173918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Theory, Suite 200 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

(949) 823-1600

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On March 2, 2004, Cotelligent, Inc. (the “Company”) announced that it had acquired On-Site Media, Inc., a Nevada corporation (“On-Site”), pursuant to the terms of an Agreement and Plan of Merger dated November 24, 2003 (as amended, the “Merger Agreement”), by and among the Company, Watchit Media USA, Inc., a newly formed subsidiary of the Company (as assignee of Recency Media USA, Inc.) (“Merger Sub”), On-Site, Loren W. Willman, individually, Kenneth L. Maul, individually, John F. Slitz, individually and as Trustee of the Slitz Family Trust, and Las Vegas Venture Fund I, LLC. On-Site, a Las Vegas, Nevada based company, is one of the top providers of narrowcasting services and products to the hotel/casino market.

Under the terms of the Merger Agreement, On-Site was merged with and into Merger Sub, with Merger Sub surviving the merger. As a result of this transaction, all outstanding shares of On-Site’s common stock were converted into the right to receive, subject to adjustment, an aggregate of (i) 10,679,612 shares of the Company’s common stock, (ii) warrants to purchase 5,339,806 shares of the Company’s common stock and (iii) $650,000 in cash. The Company used cash on hand to fund the cash portion of the merger consideration paid at closing.

A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. The consolidated financial statements required by this Item will be filed by amendment within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(b) Pro Forma Financial Information. The pro forma financial information required to be filed by this Item will be filed by amendment within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(c)	Exhibits. The following exhibit is furnished as part of this report:

99.1	Press Release dated March 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTELLIGENT, INC.

Dated: March 5, 2004	By:	/s/ Curtis J. Parker
Curtis J. Parker
Executive Vice President, Chief Financial Officer, Treasurer & Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated March 2, 2004